NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

14 August 2008

NDS GROUP PLC

Recommended Proposals

consisting of

Recommended Cash Acquisition by Bidco 1 and Bidco 2
(companies formed by funds advised by Permira)

and

Capital Reduction of NDS

to be implemented by a Scheme of Arrangement
under Part 26 of the Act
Summary

•
Further to the announcement on 27 June 2008 that News Corporation and the Bidcos had proposed a series of transactions to the Independent Committee, and the announcement on 5 August 2008 that News Corporation, the Bidcos and the Independent Committee had reached agreement in principle on a price at which those transactions would occur, the Independent Committee and the boards of Bidco 1, Bidco 2 and News Corporation are pleased to announce that they have reached agreement on the terms of the Scheme, which consists of the following elements:

(a)
the Acquisition, under which all of the A Shares in issue will be cancelled and New NDS Shares will be issued to Bidco 1 and Bidco 2. Under the terms of the Scheme, A Shareholders who are registered as such at the Scheme Record Time will receive:

(i)	the Acquisition Consideration, being, in aggregate, approximately $917.8 million in cash, or $47.42 in cash per A Share; and

(ii)	the A Share Distribution of, in aggregate, approximately $301.5 million in cash, or $15.58 in cash per A Share,

resulting in aggregate A Share Consideration of approximately $1,219.4 million, or $63.00 per A Share; and

(b)
the B Share Reduction, in connection with which approximately 67 per cent. of the B Shares currently held by NDS Holdco will be reduced and cancelled in exchange for consideration of $63.00 per B Share as follows:

(i)
News Corporation (as designee of NDS Holdco) will receive approximately $1,522.2 million in cash (subject to adjustment arising as a result of investment in shares in the capital of NDS pursuant to the Management Investment Agreement); and

(ii)	the News Loan Note in the principal amount of $242 million will be issued in favour of NDS Holdco by NDS.

•	The aggregate A Share Consideration of $63.00 per A Share represents:

•
a premium of 26.8 per cent. and a premium of 34.9 per cent. on a cash adjusted basis over the closing price of $49.70 per ADS on 27 June 2008, being the last business day before the Initial Announcement, and

•
a premium of approximately 24.0 per cent. and 23.1 per cent. and a premium of 31.1 per cent. and 29.0 per cent. on a cash adjusted basis over the average closing price per ADS over the three months and six months respectively immediately preceding 27 June 2008, being the last business day before the date of the Initial Announcement.

•
Upon the Scheme becoming Effective, the Bidcos shall hold the New NDS Shares to be issued to them under the Scheme, representing approximately 51 per cent of NDS’s issued share capital, and NDS Holdco shall hold those B Shares which it currently holds and which are not to be cancelled pursuant to the B Share Reduction, representing approximately 49 per cent of NDS’s issued share capital (in each case subject to dilution arising as a result of Management’s subscription for, or purchase of, shares in the capital of NDS and shares to be issued pursuant to the employee share option scheme to be put in place after the Effective Date). However, pursuant to the terms of the Stockholders Agreement and the articles of association of NDS, the voting power of NDS Holdco in respect of NDS following the Effective Date will be equal to that of the Bidcos collectively.

•
The Independent Committee, which has been so advised by Citi, consider the terms of the Scheme to be fair and reasonable. In providing advice to the Independent Committee, Citi has taken into account the commercial assessments of NDS. Accordingly, the Independent Committee intends to recommend unanimously that NDS Shareholders vote in favour of the Scheme at the Court Meeting and in favour of the resolutions required to effect the Scheme to be proposed at the Extraordinary General Meeting, as they have irrevocably undertaken to do (by directing the Depositary as such) in respect of their own beneficial holdings of, in the aggregate, 10,875 ADSs, representing approximately 0.07 per cent. of the ADSs and A Shares in issue (each as at the date of this Announcement).

•
Both NDS and News Corporation have agreed (subject to the fiduciary duties of the directors of NDS), to certain non-solicitation arrangements in the Implementation Agreement. News Corporation and NDS Holdco have also undertaken to vote against any Competing Proposal proposed at shareholder meetings of NDS Holdco or NDS respectively and not to accept or support any Competing Proposal. In addition, News Corporation and NDS Holdco have undertaken that they will not exercise any change of control rights in agreements with the NDS group which are exercisable as a result of the Proposals.

•
Further details of the Scheme will be contained in the Circular and the Proxy Statement which will both be posted to NDS Shareholders as soon as practicable. It is anticipated that the Scheme will become Effective by the end of 2008 or early 2009, subject to the satisfaction of the Conditions. However, the Court will not be petitioned to grant the First Court Order prior to 1 October 2008.

•
Bidco 1, Bidco 2 and News Corporation have agreed terms with Management in relation to their proposed participation in the equity of NDS. These arrangements are conditional and will only become effective upon the Scheme becoming Effective.

•
Each of Bidco 1 and Bidco 2 is a limited liability company newly incorporated in Luxembourg, and has been formed by funds advised by Permira for the purposes of implementing the Acquisition and the Scheme.

•
As a result of the registration of the A Shares under the US Securities Exchange Act of 1934, as amended, the Scheme is subject to regulation by the SEC. The Panel has confirmed that it does not consider that it has jurisdiction with respect to NDS as a result of NDS’s place of central management and control being outside the UK, Isle of Man and the Channel Islands.

Commenting on the Scheme, Abe Peled, Chairman and CEO of NDS said:

“With the convergence of broadband and broadcast technology, new frontiers lie ahead for NDS. NDS needs to have the strategic agility and flexibility to enter into any type of value enhancing transactions. This transaction will allow NDS to capitalise on these new opportunities with a more independent structure and the expertise of Permira.”

Enquiries

NDS Group plc
Yael Fainaro (Investor Relations)
Ph: +44 20 8476 8287

News Corporation Investor Relations
Reed Nolte
Ph: +1 212-852-7092

Permira Advisers LLP
Chris Davison
Ph: +44 20 7632 1000

This summary should be read in conjunction with the full text of the following Announcement and its appendices. The Scheme will be subject to the Conditions, as set out in Appendix I to this Announcement and to the further terms to be set out in the Circular and the Proxy Statement. Appendix III sets out the sources and bases of certain of the financial information contained in the following Announcement. Terms used in this summary have the meaning attributed to them in Appendix IV of the following Announcement.

The availability of the Scheme or the distribution of this Announcement to persons who are not resident in the United Kingdom and the United States may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not so resident should inform themselves of, and observe, any applicable laws. This Announcement has been prepared for the purposes of complying with English law and information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England.

Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, News Corporation, NDS, the Bidcos and Permira disclaim any responsibility or liability for the violation of such restrictions by any person.

This Announcement is not intended to and does not constitute or form part of an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of an offer to buy or subscribe for any securities in any jurisdiction. Any response in relation to the Scheme should be made only on the basis of the information contained in the Circular and the Proxy Statement. NDS Shareholders are advised to read carefully the formal documentation in relation to the Scheme once it has been despatched. No person should construe the contents of this Announcement as legal, financial or tax advice and any interested person should consult its own advisers in connection with the matters contained herein.

Whether or not an NDS Shareholder votes at the Court Meeting or at the Extraordinary General Meeting, if the Scheme becomes Effective, the Scheme Shares held by all NDS Shareholders will be subject to the Scheme, and in particular, all the Scheme Shares shall be cancelled pursuant to the Scheme in consideration for the payment of the A Share Consideration.

Citi, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for the Independent Committee and no-one else in connection with the Scheme and will not be responsible to anyone other than the Independent Committee for providing the protections afforded to its clients nor for providing advice in relation to the Scheme or any matter or arrangement referred to in this Announcement.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for the Bidcos and Permira and no-one else in connection with the Scheme and will not be responsible to anyone other than the Bidcos and Permira for providing the protections afforded to its clients nor for providing advice in relation to the Scheme or any matter or arrangement referred to in this Announcement.

J.P. Morgan Plc, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for News Corporation and no-one else in connection with the Scheme and will not be responsible to anyone other than News Corporation for providing the protections afforded to its client nor for providing advice in relation to the Scheme or any matter or arrangement referred to in this Announcement.

Morgan Stanley & Co. Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for NDS and no-one else in connection with the Scheme and will not be responsible to anyone other than NDS for providing the protections afforded to its clients nor for providing advice in relation to the Scheme or any matter or arrangement referred to in this Announcement.

Forward Looking Statements

The statements contained herein are made as at the date of this Announcement, unless some other time is specified in relation to them, and the issue of this Announcement shall not give rise to any implication that there has been no change in the facts set forth herein since that date. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of the NDS Group except where otherwise stated. No person has been authorised to make any representations on behalf of NDS, News Corporation the Bidcos or Permira concerning the Scheme which are inconsistent with the statements contained herein, and any such representations, if made, may not be relied upon as having been so authorised.

Certain statements made in this Announcement that are not based on current or historical facts are forward-looking in nature including, without limitation, statements preceded, followed by or containing the words "believes," "anticipates," "plans," "projects," "intends," "expects," "estimates," "predicts," and words of similar import or the negative thereof. All statements other than statements of historical facts including, without limitation, those regarding the NDS Group’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives) or the Scheme and the consummation thereof are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the NDS Group to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. In particular, forecasting of reserves for future losses is based on historical experience and future assumptions. As a result any such forecasts are inherently subjective and may fluctuate based on actual future experience and changes to current or future trends in the legal, social or economic environment. Such forward-looking statements are based on numerous assumptions regarding the NDS Group’s present and future business strategies and the environment in which the NDS Group will operate in the future. These forward-looking statements speak only as at the date of this Announcement. Each of NDS, News Corporation, the Bidcos and Permira expressly disclaims any obligations or undertaking (other than reporting obligations imposed on NDS in relation to its listing on Nasdaq or under applicable law) to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any changes in the NDS Group's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where To Find It

This document is for informational purposes only and is not an offer or solicitation of a proxy relating to the proposed transaction or Scheme. In connection with the proposed transaction, NDS, the Bidcos and News Corporation will be required to file relevant materials with the SEC, including a transaction statement on Schedule 13E-3, and in the case of NDS, a proxy statement on Schedule 14A. INVESTORS AND SECURITY HOLDERS OF NDS ARE URGED TO READ THESE MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NDS, THE BIDCOS AND NEWS CORPORATION AND THE PROPOSED TRANSACTION. The proxy statement on Schedule 14A, the transaction statement on Schedule 13E-3 and other relevant materials (if and when they become available), and any other documents filed by NDS, the Bidcos and/or News Corporation with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by directing a written request to: NDS, 1 Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex UB7 0DQ, Attention: Investor Relations.

Participants in the Solicitation

NDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of NDS in connection with the proposed transaction and Scheme. Information about the executive officers and directors of NDS and their ownership of NDS ordinary shares is set forth in the proxy statement for NDS's 2007 annual general meeting of shareholders, which was filed with the SEC on September 7, 2007. Investors and security holders may obtain additional information regarding the direct and indirect interests of NDS and its executive officers and directors in the proposed transaction and the Scheme by reading the proxy statement regarding the proposed transaction and the Scheme when it becomes available.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

14 August 2008

NDS GROUP PLC

Recommended Proposals

consisting of

Recommended Cash Acquisition by Bidco 1 and Bidco 2
(companies formed by funds advised by Permira)

and

Capital Reduction of NDS

to be implemented by a Scheme of Arrangement
under Part 26 of the Act

1.	Introduction

Further to the announcement on 27 June 2008 that News Corporation and the Bidcos had proposed a series of transactions to the Independent Committee, and the announcement on 5 August 2008 that News Corporation, the Bidcos and the Independent Committee had reached agreement in principle on a price at which those transactions would occur, the Independent Committee and the boards of News Corporation, Bidco 1 and Bidco 2 are pleased to announce that they have reached agreement on the terms of the recommended Proposals. The Proposals include a cash acquisition of all the outstanding A Shares, including the ADSs which are traded on Nasdaq, and which account for approximately 27 per cent. of NDS’s issued share capital.

In addition, the Proposals involve the B Share Reduction under which approximately 67 per cent. of the B Shares currently held by NDS Holdco will be reduced and cancelled and existing cash and incremental debt financing raised by the NDS Group will be used to fund the News Distribution. As a result of the Proposals, the Bidcos (collectively) and NDS Holdco will hold an approximate 51 per cent and 49 per cent economic interest in NDS, respectively (in each case, subject to dilution arising as a result of Management’s subscription for, or purchase of, shares in the capital of NDS and shares to be issued pursuant to the employee share option scheme to be put in place after the Effective Date). However, pursuant to the terms of the Stockholders Agreement and the articles of association of NDS, the voting power of NDS Holdco in respect of NDS following the Effective Date will be equal to that of the Bidcos collectively.

The Proposals are to be implemented by way of a Court-approved scheme of arrangement under Part 26 of the Act. The Scheme consists of the following elements:

(a)
the Acquisition, under which, all of the A Shares in issue will be cancelled and New NDS Shares will be issued to Bidco 1 and Bidco 2. Under the terms of the Scheme, A Shareholders who are registered as such at the Scheme Record Time will receive the aggregate A Share Consideration of $63.00 per A Share; and

(b)
the B Share Reduction, in connection with which approximately 67 per cent. of the B Shares currently held by NDS Holdco will be reduced and cancelled in exchange for consideration of $63.00 per B Share as follows:

(i)
News Corporation (as designee of NDS Holdco) will receive approximately $1,522.2 million in cash (subject to adjustment arising as a result of investment in shares in the capital of NDS pursuant to the Management Investment Agreement); and

(ii)	the News Loan Note in the principal amount of $242 million will be issued in favour of NDS Holdco by NDS.

2.	Summary of the Acquisition

Under the Scheme, which will be subject to the Conditions, the full terms and conditions to be set out in the Circular and the Proxy Statement, and to the sanction of the Court, A Shareholders who are registered as such at the Scheme Record Time will receive, in aggregate:

(a) the Acquisition Consideration of	approximately $917.8 million in cash or 47.42 in cash per A Share and,

(b) the A Share Distribution of	approximately $301.5 million in cash or $15.58 in cash per A Share resulting in:

aggregate A Share Consideration of	$63.00 per A Share in cash

It is expected that ADS Holders will receive their consideration in respect of the A Shares underlying their ADSs from the Depositary in accordance with the terms of the Deposit Agreement and upon the surrender of their ADSs.

The aggregate A Share Consideration of $63.00 per A Share represents:

•
a premium of 26.8 per cent. and a premium of 34.9 per cent. on a cash adjusted basis over the closing price of $49.70 per ADS on 27 June 2008, being the last business day before the Initial Announcement, and

•
a premium of approximately 24.0 per cent. and 23.1 per cent. and a premium of 31.1 per cent. and 29.0 per cent. on a cash adjusted basis over the average closing price per ADS over the three months and six months respectively immediately preceding 27 June 2008, being the last business day before the date of the Initial Announcement.

If the Scheme becomes Effective, the Depositary will provide registered holders of ADSs with information regarding the surrender of their ADSs. Settlement arrangements for ADS Holders will be set out in the Circular and the Proxy Statement.

3.	Summary of the B Share Reduction

Under the B Share Reduction, the capital of NDS will be reduced by the cancellation of approximately 67 per cent. of the B Shares currently held by NDS Holdco. In connection with the B Share Reduction, News Corporation will receive the cash element of the News Distribution (as designee of NDS Holdco), and the News Loan Note will be issued to NDS Holdco.

The News Loan Note will be issued for a principal amount of US$242 million, with interest compounding at a rate of 13 per cent. per annum over a 9.5 year term. Interest shall be payable semi-annually by way of the issuance of interest bearing PIK Notes. At the election of NDS, interest only may be payable in cash, following the discharge in full of the Credit Facilities, or on repayment or earlier prepayment in accordance with its terms. The News Loan Note will be fully subordinated on a senior basis to the Credit Facilities and guaranteed and secured by NDS and certain subsidiaries of NDS. Dividends and distributions by NDS or its subsidiaries to shareholders of NDS will be restricted during the term of the News Loan Note.

NDS Holdco, which is the sole holder of the B Shares, has undertaken in the Implementation Agreement to vote in favour of the resolutions required to implement the Scheme to be proposed at the Extraordinary General Meeting, and to give such undertakings to be bound by the Scheme as the Court may require.

Upon the Scheme becoming Effective, the Bidcos shall hold the New NDS Shares to be issued to them under the Scheme, representing approximately 51 per cent of NDS’s issued share capital, and NDS Holdco shall hold those B Shares which it currently holds and which are not to be cancelled pursuant to the B Share Reduction, representing approximately 49 per cent of NDS’s issued share capital (in each case subject to dilution arising as a result of Management’s subscription for, or purchase of, shares in the capital of NDS and shares to be issued pursuant to the employee share option scheme to be put in place after the Effective Date). Also, upon the Scheme becoming Effective, the Bidcos, News Corporation, NDS Holdco and certain members of Management will enter into the Stockholders Agreement.

Under the Scheme the Deferred Shares (all of which are currently held by NDS Holdco) will be cancelled for nil consideration.

Further details of the B Share Reduction will be set out in the Circular and the Proxy Statement.

4.	Recommendation

The Independent Committee, which has been so advised by Citi, considers the terms of the Scheme to be fair and reasonable. In providing advice to the Independent Committee, Citi has taken into account the commercial assessments of NDS. Accordingly, the Independent Committee intends to recommend unanimously that NDS Shareholders vote in favour of the Scheme at the Court Meeting and in favour of the resolutions required to effect the Scheme to be proposed at the Extraordinary General Meeting, as they have irrevocably undertaken to do by directing the Depositary as such in respect of their own beneficial holdings of, in the aggregate, 10,875 ADSs, representing approximately 0.07 per cent of the ADSs and A Shares in issue.

5.	Background to and reasons for the recommendation

The Independent Committee was formed to, among other things, consider the value and fairness of the Proposals and whether to authorise NDS to enter into the Implementation Agreement and the other agreements in connection with the Proposals and to make a recommendation to A Shareholders with respect to the Scheme and the resolutions required to implement the Scheme to be proposed at the Extraordinary General Meeting. As stated in paragraph 4 above, the Independent Committee intends to recommend unanimously that NDS Shareholders vote in favour of the Scheme at the Court Meeting and in favour of the resolutions required to effect the Scheme to be proposed at the Extraordinary General Meeting.

In proposing to recommend that NDS Shareholders vote in favour of the Scheme at the Court Meeting and in favour of the resolutions required to effect the Scheme to be proposed at the Extraordinary General Meeting, the Independent Committee have considered numerous factors. The material factors are summarised below.

In the course of reaching its determination, the Independent Committee considered the following substantive factors and potential benefits of the Proposals:

(a)	The Proposals would provide the A Shareholders with cash consideration of $63.00 per share. In this regard, the Independent Committee considered that:

(i)
$63.00 per share represents a 26.80 per cent. non-cash adjusted premium over the closing price on 27 June 2008, the last trading day before the Initial Announcement, and approximately 22.2 per cent. over the average closing stock price for the 30-day period ending 27 June 2008. The Independent Committee took note of fact that (a) News Corporation's majority ownership in NDS results in a limited free float and a thinly traded stock and (b) the cash adjusted one-day, three month and six month premia are 34.9 per cent. and 31.1 per cent. and 29.0 per cent., respectively;

(ii)	$63.00 per share is within the valuation ranges implied by Citi's discounted cash flow and leveraged buy-out scenario analyses of the value of NDS under NDS's business plan;

(iii)
the view of management that certain challenges faced by NDS are expected to adversely affect its revenues and operating income growth in future years, including amended contract terms with certain customers, the recycling by certain customers of set-top boxes and smart cards in lieu of new purchases of such items, the impact of foreign exchange rates on NDS's results of operations, and the potential adverse effects of general economic conditions on certain of NDS's customers.

(b)
The Proposals would give the A Shareholders a control premium when they are in fact minority shareholders without control and the fact that the consideration to be received per share by the A Shareholders would be the same as that to be received by News Corporation for its shares notwithstanding that News Corporation does control NDS.

(c)
The opinion received by the Independent Committee from its financial advisor, Citi, delivered at the Independent Committee meeting held on 12 August 2008, to the effect that as of the date thereof, the $63.00 consideration is fair, from a financial point of view, to the A Shareholders. The Independent Committee adopted the analysis and opinion of Citi, among other factors it considered, in reaching its determination regarding the fairness of the Proposals.

(d)	The information contained in the financial presentation of Citi on 12 August 2008 in connection with the foregoing opinion.

(e)
The Independent Committee's view that the $63.00 per share consideration is fair in light of NDS's business, operations, financial conditions, strategy and prospects, as well as NDS's historical and projected financial performance and provides A Shareholders certainty of value for their shares.

(f)
The Independent Committee's belief that no other alternative reasonably available to NDS and its shareholders would provide greater value to shareholders within a timeframe comparable to that in which the Proposals would be completed, particularly in light of the Independent Committee's belief that it was unlikely that any other transaction with a third party could be consummated at this time in light of the position of News Corporation that it would not agree to any other transaction involving a sale of its stake in NDS.

(g)
NDS's existing relationship with News Corporation, including News Corporation's majority ownership in NDS and the fact that News Corporation currently has the right to elect a majority of the Board and could control the outcome of most matters submitted to a vote of NDS's shareholders and the negative impact that being a controlled company potentially has had and will continue to have on the market price for the ADSs.

(h)
The fact that because of News Corporation's majority holding in NDS, News Corporation would be subject to adverse tax consequences if NDS were to undertake certain transactions, such as expanding through acquisitions in the United States or distributing cash to its shareholders and that in light of such potential tax consequences to NDS's controlling shareholder, NDS's flexibility with respect to acquisitions in the United States and cash distributions to its shareholders would be limited.

(i)
The efforts made by the Independent Committee and its advisers to negotiate and execute an Implementation Agreement favourable to NDS and the fact that the negotiations regarding the Implementation Agreement were conducted on an arms'-length basis.

(j)	The terms of the Implementation Agreement, principally:

(i)
that while the Implementation Agreement prohibits NDS from soliciting third-party acquisition proposals, it allows NDS an opportunity to respond to certain unsolicited third party acquisition proposals if the Independent Committee determines that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties or violate its obligations under the Implementation Agreement or certain applicable laws; and

(ii)	that no termination fee is payable by NDS to News Corporation or the Bidcos under any circumstances.

(k)	Subsequent to the Initial Announcement on 27 June 2008, no third party solicitations or inquiries with respect to an alternative transaction were received.

(l)
The A Shareholders would have in effect a separate class vote on the Proposals, because the effectiveness of the Scheme requires approval by a majority in number of the holders of the Scheme Shares representing 75 per cent or more in value of the Scheme Shares present and voting, whether in person or by proxy.

(m)	In addition to the A Shareholder voting requirements, the Scheme requires the sanction of the English High Court at the First Court Hearing.

(n)
The Independent Committee's belief that it was fully informed about the extent to which the interests of certain current directors and members of management in the Proposals differed from those of NDS's other shareholders.

(o)
The familiarity of the Independent Committee with the business, operations, properties and assets, financial conditions, business strategy, and prospects of NDS (as well as the risks involved in achieving those prospects), the nature of the industries in which NDS competes, industry trends, and economic and market conditions, both on a historical and on a prospective basis.

In the course of reaching its determination, the Independent Committee also considered a variety of substantive risks and other potentially negative factors concerning the Proposals and the Implementation Agreement, including the factors set out below.

(a)
A Shareholders will have no ongoing equity participation in NDS following the Effective Date and that such holders will cease to participate in NDS's future earnings or growth, if any, or benefit from increases, if any, in the value of NDS's equity. In addition, A Shareholders will not participate in value-creating transactions in which News Corporation and the Bidcos could, at a later date, engage, including an initial public offering of NDS, a restructuring or the sale of some or all of NDS or its assets to one or more purchasers at a valuation higher that that available in the Scheme.

(b)
Due to the position of News Corporation that it would not consider any other transaction involving a sale of NDS, no attempt was made to contact third parties that might otherwise consider an acquisition of NDS, and the Implementation Agreement contains restrictions on the ability of NDS to do so post-signing. The Independent Committee recognised that it was possible that a sale process open to all possible bidders might result in a higher sale price than the cash consideration payable in the Proposals.

(c)	The possible conflicts of interest of certain of the current directors and executive officers of NDS who will be or will have the opportunity to be equity owners in NDS following the Effective Date.

(d)	The risk that the Scheme might not be consummated in a timely manner or at all.

(e)
The risks and costs to NDS if the Scheme does not become Effective, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships, advisers' fees and other transaction costs, and the potential that the trading price for ADSs could decline to the pre-announcement price or below.

(f)	News Corporation's and the Bidcos’ obligation to consummate the Scheme is subject to the Conditions which are outside of NDS's control.

The foregoing discussion of the information and factors considered by the Independent Committee is not intended to be exhaustive, but includes the material factors considered by the Independent Committee. In view of the variety of factors considered in connection with its evaluation of the Proposals, the Independent Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

The Independent Committee did not consider liquidation value in determining the fairness of the Proposals to the A Shareholders because of its belief, after consultation with its financial advisers, that liquidation value does not present a meaningful valuation for NDS and its business as NDS's value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realised in a liquidation. Accordingly, the valuation analyses presented by Citi to the Independent Committee were based on the operation of NDS as a continuing business, and, to that extent, such analyses could be collectively characterised as forms of going concern valuations.

The Independent Committee also did not consider net book value in determining the fairness of the Proposals to the A Shareholders because of its belief, after consultation with its financial advisers, that net book value does not present a meaningful valuation metric for NDS and its business as NDS's value is derived from the cash flows generated from its continuing operations.

The Independent Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the Proposals and to permit the Independent Committee to represent effectively the interests of the A Shareholders, which the Independent Committee believes support its decision and provided assurance of the fairness of the Proposals to the A Shareholders. The Independent Committee believes that the process it followed in making its determination and recommendation with respect to the Implementation Agreement was fair because:

(a)
The Independent Committee consists solely of directors who are not officers or controlling shareholders of NDS, or affiliated with members of News Corporation or the Bidcos, and who do not otherwise have a conflict of interest or lack independence with respect to the Proposals.

(b)
The members of the Independent Committee were adequately compensated for their services and their compensation was in no way contingent on their approving the Implementation Agreement and taking the other actions described in this Announcement. Equity based awards previously issued to the members of the Independent Committee will, consistent with the treatment of all holders of such awards, be accelerated in connection with the Scheme. Other than the above, the members of the Independent Committee will not personally benefit from the completion of the Scheme in any way different from the A Shareholders

(c)	The Independent Committee retained and was advised by Weil, Gotshal & Manges LLP, its legal counsel.

(d)
The Independent Committee retained and was advised by Citi, its financial adviser, which assisted the Independent Committee in its review and negotiation of the Proposals and the Independent Committee's evaluation of the fairness of the $63.00 per share consideration to the A Shareholders.

(e)
The A Shareholders would have in effect a separate class vote on the Proposals, because the effectiveness of the Scheme requires the approval of a majority in number of the holders of the Scheme Shares, representing 75 per cent. or more in value of the Scheme Shares present and voting, whether in person or by proxy.

(f)	In addition to the A Shareholder voting requirements, the Scheme and the confirmation of the capital reduction involved therein require the sanction of the Court.

(g)
The Independent Committee was involved in extensive deliberations since the time of the submission of the June 2008 proposal until the execution of the Implementation Agreement and was provided with unrestricted access to NDS's management and its advisors in connection with the due diligence conducted by its advisers.

(h)	The Independent Committee, with the assistance of its legal and financial advisers, extensively negotiated with News Corporation, the Bidcos and their respective representatives.

(i)	The Independent Committee was aware that it was under no obligation to recommend any transaction, including the Proposals.

6.	Background to and reasons for the Scheme

For News Corporation and NDS Holdco, the Proposals allow them to (i) immediately realise a cash premium for a portion of NDS Holdco’s holdings in NDS while maintaining a significant ongoing equity interest in NDS, (ii) eliminate certain constraints on NDS from a capital structure and strategic perspective, and (iii) participate in any future earnings or growth of, and the strategic direction of, NDS following the Scheme becoming Effective. For the Bidcos, the Proposals allow them to acquire an equity interest in NDS and to participate in any future earnings or growth of, and the strategic direction of, NDS following the Scheme becoming Effective.

As a result of News Corporation's majority shareholding in NDS, News Corporation would be subject to adverse tax consequences if NDS were to undertake certain transactions, such as making certain acquisitions or distributing cash to its stockholders. By retaining significant cash balances NDS has an inefficient capital structure. From a strategic perspective, NDS' ability to expand through certain acquisitions is also limited. For holders of ADSs, News Corporation's majority shareholding in NDS results in a limited free float and thinly traded stock.

In addition, NDS Holdco and News Corporation believe that public company status imposes a number of limitations on NDS and its management in conducting NDS's operations, including restraints associated with meeting the expectations of market analysts. Accordingly, they believe the Proposals will afford greater operating flexibility to NDS because, as a privately held entity, NDS will have the flexibility to allow management to concentrate on long-term growth and to reduce management's focus on the quarter-to-quarter performance often emphasized by the public markets.

News Corporation perceives NDS to be of strategic importance since NDS provides key technologies to a number of News Corporation’s operating companies. The proposed transaction allows News Corporation to exert on an ongoing basis significant influence on NDS’s business through its retained investment in NDS and representation on NDS’s Board of Directors.

NDS Holdco, News Corporation and the Bidcos believe that structuring the Proposals by means of the Scheme is preferable to other transaction structures because it will enable all of the outstanding A Shares to be cancelled at the same time, the A Shareholders to receive a premium valuation for all of their shares upon the Scheme becoming Effective, a portion of the B Shares held by NDS Holdco to be cancelled and NDS Holdco to maintain a significant ongoing equity interest in NDS.

7.	Irrevocable undertakings

The Bidcos have received irrevocable undertakings from all of the members of the Independent Committee to, by directing the Depositary to do so, vote in favour of the Scheme and the associated resolutions at the Court Meeting and the Extraordinary General Meeting in respect of their entire beneficial holdings of ADSs amounting, in aggregate, to 10,875 ADSs representing approximately 0.07 per cent of the ADSs and A Shares in issue. Further details of these irrevocable undertakings are set out in Appendix II to this Announcement.

NDS Holdco, as the sole holder of all of the issued B Shares, has undertaken in the Implementation Agreement to vote in favour of the resolutions required to implement the Scheme to be proposed at the Extraordinary General Meeting and to give such undertakings to be bound by the Scheme as the Court may require.

8.	Information on NDS

NDS is the holding company for the NDS Group, a group of companies whose business is the supply of technology and services to digital pay-television platform operators and content providers. The NDS Group produces security and enabling technologies as well as interactive software, allowing operators to deliver programming and information to televisions, set-top boxes, digital video recorders, PCs, mobile phones, portable media players, removable media, and other devices. NDS Group’s customers include many of the world’s leading pay-TV and mobile operators, and content providers. These include DIRECTV, BskyB, Sky Italia, Viasat, Foxtel, CCTV, Tata Sky, Premiere, Astro, Canal +.

As of 30 June 2008 NDS’s conditional access technology was active in more than 90.3 million devices in across 35 countries with over 50 major pay-tv platforms. NDS employs more than 3,981 people around the world.

Revenues for the twelve-month period ending 30 June 2008 were $850 million, up 20 per cent. from the 12 months period ending 30 June 2007. Operating profit for the same period was $195 million up 22 per cent.

See www.nds.com for more information about NDS

9.	Information on the Bidcos

Each of the Bidcos is a private limited company newly incorporated in Luxembourg, and has been formed by funds advised by Permira for the purposes of implementing the Acquisition and the Scheme. Neither of the Bidcos has traded prior to the date of this Announcement (except for entering into agreements relating to the Acquisition and the Scheme), nor has either of the Bidcos entered into any obligations other than in connection with the Scheme.

The directors of each of Bidco 1 and Bidco 2 are Séverine Michel, Cédric Pedoni and Paul Guilbert.

10.	Structure of the Scheme

10.1	The Scheme

It is intended that the Acquisition and the B Share Reduction will be effected by means of the Scheme. This procedure involves an application by NDS to the Court to sanction the Scheme, including confirming the reductions of capital inherent in the Scheme (that is, the cancellation of the Deferred Shares, the A Share Reduction and the B Share Reduction), pursuant to which ADS Holders and A Shareholders will receive the A Share Consideration and News Corporation (as designee of NDS Holdco) will receive the cash element of the News Distribution and the News Loan Note will be issued to NDS Holdco.

To become Effective, the Scheme requires, in addition to the satisfaction (or, where applicable, waiver) of the Conditions, the approval of a majority in number of the A Shareholders, representing 75 per cent or more in value of the A Shares present and voting, whether in person or by proxy, at the Court Meeting together with the sanction of the Court and the passing of the resolutions necessary to implement the Scheme at the Extraordinary General Meeting.

It is expected that the Scheme will require two Court hearings. At the First Court Hearing (which will not take place prior to 1 October 2008), the Court will be requested to sanction the Scheme, to order the re-registration of NDS as a private company in accordance with section 139(3) of the 1985 Act, and to confirm the cancellation of the Deferred Shares. The re-registration of NDS as a private company, the cancellation of the Deferred Shares, along with certain amendments to NDS’s articles of association will only become effective upon the delivery to the Registrar of a copy of the First Court Order and the registration of the First Court Order (and the minute of reduction of the Deferred Shares attached thereto) by the Registrar under section 138 of the 1985 Act.

The Second Court Hearing will be held to confirm those elements of the Scheme not already confirmed by the Court pursuant to the First Court Hearing. At the Second Court Hearing, the Court will be requested to confirm both the A Share Reduction and the B Share Reduction.

Each of the A Share Reduction and the B Share Reduction will become effective upon the registration of the Second Court Order (and the minute of such reductions attached thereto) by the Registrar under section 138 of the 1985 Act. The Scheme will become Effective upon the Second Court Order being registered by the Registrar (assuming that the First Court Order has previously been granted and registered by the Registrar).

The Second Court Hearing will be held as soon as reasonably practicable after the First Court Hearing. The Second Court Hearing will not be held unless the Court grants the First Court Order and the First Court Order is delivered to the Registrar. In the event that the First Court Order is granted and is delivered to the Registrar, but the Second Court Order is not granted, the Proposals will not be implemented. The parties to the Implementation Agreement have agreed that in those circumstances they shall (insofar as they are able to do so) promptly take such steps as are necessary to procure that NDS is re-registered as a public company and that any amounts drawn under the Credit Facilities are repaid to the lenders thereof.

Upon the Scheme becoming Effective, each Scheme Share will be cancelled and the New NDS Shares will be issued fully paid to Bidco 1 and Bidco 2. In consideration for the cancellation of the Scheme Shares, each Scheme Shareholder will receive the A Share Consideration in respect of each Scheme Share held. Further, approximately 67 per cent. of the B Shares currently held by NDS Holdco will be cancelled, in connection with which News Corporation, as the designee of NDS Holdco, will receive the cash element of the News Distribution and the News Loan Note will be issued to NDS Holdco. On the Effective Date, share certificates in respect of all the A Shares and the B Shares to be cancelled pursuant to the A Share Reduction and B Share Reduction respectively, will cease to be valid.

Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Extraordinary General Meeting.

Although ADS Holders will not be entitled to attend the Court Meeting or the Extraordinary General Meeting, they will be given the opportunity to instruct the Depositary on how to vote the A Shares underlying their ADSs. ADS Holders are expected to receive their consideration through the facilities of the Depositary in accordance with the terms of the Deposit Agreement.

The Scheme will contain a provision for NDS, News Corporation and the Bidcos to jointly consent, on behalf of all persons concerned, to any modification of or addition to the Scheme or to any condition that the Court may approve or impose. NDS has been advised that it is unlikely that the Court would impose any condition to the Scheme that might be material to the interests of NDS Shareholders unless NDS Shareholders were informed thereof in advance of the Court Meeting.

10.2	NDS Finance and the NDS Finance Capital Reduction

NDS Finance is a private limited company incorporated in England. NDS Finance is a direct, wholly owned subsidiary of NDS.

Pursuant to the NDS Finance Insertion, in consideration for the issue of new NDS Finance Shares to NDS, NDS Finance directly or indirectly acquired, or is to acquire, the entire issued share capital of each of the members of the NDS Group (other than NDS) from NDS.

Under the terms of the Implementation Agreement, it has been agreed that the NDS Finance Capital Reduction will be implemented following the date of this Announcement. Pursuant to the NDS Finance Capital Reduction, it is proposed that certain of the NDS Finance Shares issued pursuant to the NDS Finance Insertion will be reduced and cancelled, thereby creating sufficient distributable reserves to permit NDS Finance to pay the NDS Finance Dividend to NDS, as described in paragraph 0 below. It is a Condition to the Scheme that the NDS Finance Capital Reduction shall have become effective in accordance with its terms prior to the date of the First Court Hearing.

NDS, as the sole shareholder of NDS Finance, has undertaken in the Implementation Agreement to approve a written resolution authorising the NDS Finance Capital Reduction. In addition, NDS Finance has undertaken in the Implementation Agreement to apply to the Court to sanction the NDS Finance Capital Reduction and confirm the cancellation of NDS Finance's share capital involved therein.

The NDS Finance Capital Reduction will only become effective upon delivery to the Registrar of a copy of the NDS Finance Reduction Order and the registration of the NDS Finance Reduction Order with the Registrar (and the minute of the reduction of capital attached thereto) under section 138 of the 1985 Act.

10.3	Further information

Further details of the Scheme, including the timetable for its implementation, will be contained in the Circular and the Proxy Statement which will both be posted to NDS Shareholders as soon as practicable.

The First Court Hearing will not take place prior to 1 October 2008. It is anticipated that the Scheme will become Effective by the end of 2008 or early 2009, subject to the satisfaction of the Conditions, with consideration being dispatched to Scheme Shareholders, as soon as reasonably practicable following the Scheme becoming Effective and in any event by no later than five Business Days following the Effective Date. ADS Holders will receive their consideration in respect of the A Shares underlying their ADSs from the Depositary in accordance with the terms of the Deposit Agreement upon the surrender of their ADSs.

11.	Implementation Agreement

Each of the Bidcos, NDS, NDS Finance, NDS Holdco and News Corporation have entered into the Implementation Agreement in order to regulate the implementation of the Scheme and the NDS Finance Capital Reduction.

In particular, the Implementation Agreement contains the following provisions.

11.1	Undertakings to implement the Scheme

The parties have undertaken to take certain steps to implement the Scheme, including in relation to the despatch of the Circular and the Proxy Statement, convening the Court Meeting and the Extraordinary General Meeting, and taking steps to seek the First Court Order and the Second Court Order at the First Court Hearing and the Second Court Hearing, respectively. The parties have also undertaken to take the steps required to implement the NDS Finance Capital Reduction.

11.2	Costs

If the Scheme becomes Effective, NDS will bear all costs on the basis agreed between the parties to the Implementation Agreement. If the Scheme fails to become Effective, each party will bear its own legal, financial advisory, accountancy and other costs and expenses incurred in connection with the negotiation, preparation and implementation of the Implementation Agreement and any other agreement incidental to or referred to in the Implementation Agreement and the implementation of the Proposals, subject to certain exceptions.

11.3	Non-solicitation arrangements

NDS has undertaken not to:

(a)	solicit, initiate, authorise, recommend, facilitate or encourage, participate in, continue or enter into discussions or negotiations or any agreement or arrangement regarding, any Competing Proposal;

(b)	provide or cause to be provided information to any person (other than the Bidcos, News Corporation and their respective advisers and representatives) in relation to any Competing Proposal; or

(c)	otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

NDS may however engage in discussions or negotiations with, and furnish information concerning the NDS Group and its businesses, properties or assets, to a third party which has indicated that it may make an unsolicited Competing Proposal, and recommend a Competing Proposal, if, and only to the extent that, the members of the Independent Committee conclude, in good faith, after consultation with, and based upon the advice of their legal and financial advisers at a meeting of the Independent Committee, that the failure to take such action would be in breach of their fiduciary duties or would violate their obligations under the Implementation Agreement, the Act or the 1985 Act.

11.4	News Corporation has undertaken not to:

(a)	solicit, initiate, authorise, facilitate or encourage, participate in, continue or enter into discussions or negotiations or any agreement or arrangement regarding, any Competing Proposal;

(b)	provide or cause to be provided information to any person (other than the Bidcos and their respective advisers and representatives) in relation to any Competing Proposal; or

(c)	otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

11.5
Further, News Corporation and NDS Holdco have undertaken as shareholders in NDS Holdco and NDS respectively to vote against any Competing Proposal proposed at shareholder meetings or in proposed shareholder written resolutions of NDS Holdco or NDS respectively and not accept or support any Competing Proposal.

11.6
Finally, News Corporation and NDS Holdco have undertaken that they will not, and shall procure that none of their Affiliates shall, exercise any of the change of control rights which are exercisable under any agreements or arrangements between News Corporation and/or its group and NDS and/or the NDS Group as a result of the Proposals.

11.7	Termination

The Implementation Agreement may be terminated in the following circumstances:

(a)	by the mutual consent (in writing) of the Bidcos, News Corporation, NDS Holdco and NDS at any time prior to the granting of the Second Court Order;

(b)
by either of the Bidcos or News Corporation acting in their absolute discretion if there is a failure or breach of any of the Fundamental Conditions set out in paragraphs 1 to 8 or 13 of Annex I to this Announcement, and by News Corporation acting in its absolute discretion if there is a failure or breach of either of the Fundamental Conditions set out in paragraphs 10 and 11 of Annex I to this Announcement; or

(c)	by either of the Bidcos, News Corporation, NDS Holdco or NDS by written notice to the other parties if the Effective Date shall not have occurred on or before the Long Stop Date.

The Implementation Agreement also contains certain restrictions on the conduct of business by NDS prior to the earlier of the implementation of the Scheme or the termination of the Implementation Agreement. Further information regarding the Implementation Agreement will be set out in the Circular and the Proxy Statement.

12.	Financing the Scheme

Prior to the consummation of the NDS Finance Insertion, certain of the members of the NDS Group declared interim dividends in the aggregate amount of approximately $407 million in favour of NDS. These dividends will, to the extent not already done so, be paid to NDS and paid by NDS into a dedicated blocked account prior to the Effective Date (the “Group Blocked Account”) to be applied to satisfy amounts payable by it under the terms of the Scheme.

Pursuant to the Credit Facility Documents, certain debt facilities have (subject to the satisfaction of certain conditions precedent) been made available to NDS Finance, which include senior secured credit facilities and a mezzanine secured credit facility under which it is expected that approximately $1.275 billion will be utilised for the purposes of financing the Scheme.

In addition to the Credit Facility Documents, NDS Finance will enter into certain intra-group loan agreements with certain of its subsidiaries. Under the terms of these intra-group loan agreements, the relevant subsidiaries will make loans to NDS Finance amounting to approximately $256 million in aggregate prior to the date of the Second Court Hearing conditional upon the First Court Order being granted.

Under the terms of the Implementation Agreement, NDS Finance has agreed to satisfy all conditions precedent (within its or its controlled affiliates’ control) to draw down funds pursuant to the Credit Facility Documents and to borrow such amounts under the Credit Facilities as will, taking into account the amounts to be received by NDS Finance pursuant to the intra-group loans referred to above, permit NDS Finance to pay the NDS Finance Dividend to NDS prior to the Second Court Hearing.

The proceeds of drawdown under the Credit Facility Documents will be placed in a secured dedicated account (the “Lender Blocked Account”) and the proceeds of the intra-group loans referred to above will be placed in the Group Blocked Account.

Pursuant to the terms of the Implementation Agreement and the Credit Facility Documents, NDS will hold the cash amount received by it pursuant to the NDS Finance Dividend in the Group Blocked Account and the Lender Blocked Account pending the granting of the Second Court Order. These accounts will be charged in favour of the finance parties under the Credit Facility Documents and a debenture to be granted by NDS in favour of the security agent. Subject to certain conditions, monies may only be released from these accounts once NDS delivers a certificate to the security agent confirming that the Second Court Order has been granted and that it has been delivered to the Registrar. NDS will only use these sums to fund the A Share Distribution and the cash portion of the News Distribution.

Together with NDS's existing distributable reserves, the receipt by NDS of the NDS Finance Dividend and the other dividends from other members of the NDS Group referred to above will provide it with sufficient distributable reserves to allow the making of the A Share Distribution and the News Distribution, including the issue of the News Loan Note.

The Acquisition Consideration to be received by holders of Scheme Shares under the terms of the Scheme will be financed out of cash resources being made available to the Bidcos pursuant to undertakings to invest by funds advised by Permira.

13.	De-listing and re-registration as a private company

It is intended that, pursuant to the First Court Order, NDS will be re-registered as a private company in accordance with section 139(3) of the 1985 Act.

It is expected that an application to cancel the quotation of the ADSs on Nasdaq and a filing with the SEC to de-register the A Shares will be made shortly after the Scheme becomes Effective.

14.	NDS Share Schemes

In due course News Corporation, NDS and the Bidcos will write to participants in the NDS Share Schemes to inform them of the effect of the Scheme on their rights under the NDS Share Schemes, the actions they may take to enable them to participate in the Scheme when it becomes Effective, and their entitlements under the NDS Share Schemes.

15.	Management and employees

Each of the Bidcos and News Corporation attach great importance to the skills and experience of the existing management of the NDS Group and believe that they will be key to the ongoing success of the NDS Group following the implementation of the Scheme. The Bidcos and News Corporation have given assurances to the Independent Committee that following the Effective Date, NDS will continue to observe the existing statutory and contractual employment rights, including pension rights, of all the employees of the NDS Group as required by applicable law. The Bidcos and News Corporation have confirmed that their plans for NDS following the Effective Date do not involve any immediate change in the conditions of employment of NDS’s employees or location of NDS’s places of business.

16.	Management equity participation

Pursuant to the Management Investment Agreement, Abe Peled and Pyrros Koussios have committed, conditional on the Scheme becoming Effective, to subscribe for a new class of "hurdle shares" and invest in new series B ordinary shares of $0.01 each in the capital of NDS (“Manager B Shares”). Abe Peled and Pyrros Koussios may also commit by the date that is 25 days after the date of this Announcement to invest in a further number of Manager B Shares. In addition, the other Senior Management and an Employee Benefit Trust will be offered the opportunity to subscribe for further hurdle shares and Manager B Shares prior to such date, subject to them acceding to the Management Investment Agreement. The maximum aggregate consideration for the hurdle shares to be subscribed for by the Senior Management is $6 million and the aggregate consideration for the Manager B Shares to invested in by the Senior Management will be between $7.5 million and $27.5 million.

To the extent that the Senior Management elect to invest, or, in the case of Abe Peled and Pyrros Koussios, increase their commitment to invest in Manager B Shares following the date of this Announcement over the $7.5 million minimum investment, 51 per cent of such Manager B Shares will be purchased from the Bidcos (pro rata to the holdings of the Bidcos upon the Scheme becoming effective) and the remaining 49 per cent shall be subscribed for by the Senior Management. The number of existing issued B Shares corresponding to the additional number of Manager B Shares subscribed for by Senior Management will be cancelled by the Company under the B Share Reduction. The transfer and subscription for Manager B Shares in this way will mean that the proportionate holdings of the Bidcos and NDS Holdco shall remain the same as immediately after the Scheme becomes effective.

Following the Scheme becoming Effective, the Company shall establish an option scheme under which members of the Expanded Management Team may be granted options over Manager B Shares, which if issued would equal 3 per cent of the total number of series B ordinary shares in issue by NDS when aggregated with the number of series B ordinary shares in issue immediately after the B Share Reduction.

Management will continue to operate under their existing service contracts as may be amended from time to time.

Further details of the participation of Management in the equity of NDS and the rights which attach to the capital of the equity in NDS, will be set out in the Circular and the Proxy Statement.

17.	Disclosure of interests in NDS

NDS Holdco, which is a wholly-owned (indirect) subsidiary of News Corporation, is the registered holder of all of the B Shares and Deferred Shares in issue.

Neither the Bidcos nor funds advised by Permira currently hold any interests in NDS.

18.	Panel jurisdiction and City Code

As a result of the registration of the A Shares under the US Securities Exchange Act of 1934, as amended, the Scheme is subject to regulation by the SEC.

The Panel has confirmed that the City Code does not apply to NDS as a result of NDS’s place of central management and control being outside the UK, Isle of Man and the Channel Islands. Notwithstanding this confirmation, pursuant to the Implementation Agreement, the parties to that agreement have agreed to comply with certain specified provisions of the City Code only in implementing the Scheme, subject to such interpretation thereof as the parties to the Implementation Agreement may agree from time to time, with such agreement to be absolute, final and binding upon the parties to the Implementation Agreement and for all purposes in connection with the Scheme.

References to the City Code in this Announcement are made subject to, and in the context of, this paragraph 18.

19.	Overseas persons

The availability of the Scheme to NDS Shareholders who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.

20.	General

The Scheme will be subject to the Conditions set out in Appendix I. Appendix III contains the bases and sources of certain information contained in this Announcement. The definitions of certain terms used in this Announcement are set out in Appendix IV.

Enquiries

NDS Group plc
Yael Fainaro (Investor Relations)
Ph: +44 20 8476 8287

News Corporation Investor Relations
Reed Nolte
Ph: +1 212-852-7092

Permira Advisers LLP
Chris Davison
Ph: +44 20 7632 1000

The availability of the Scheme or the distribution of this Announcement to persons who are not resident in the United Kingdom and the United States. may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not so resident should inform themselves of, and observe, any applicable laws. This Announcement has been prepared for the purposes of complying with English law and information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England.

Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, News Corporation, NDS, the Bidcos and Permira disclaim any responsibility or liability for the violation of such restrictions by any person.

This Announcement is not intended to and does not constitute or form part of an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of an offer to buy or subscribe for any securities in any jurisdiction. Any response in relation to the Scheme should be made only on the basis of the information contained in the Circular and the Proxy Statement. NDS Shareholders are advised to read carefully the formal documentation in relation to the Scheme once it has been despatched. No person should construe the contents of this document as legal, financial or tax advice and any interested person should consult its own advisers in connection with the matters contained herein.

Whether or not an NDS Shareholder votes at the Court Meeting or at the Extraordinary General Meeting, if the Scheme becomes Effective, the Scheme Shares held by all NDS Shareholders will be subject to the Scheme, and in particular, all the A Shares shall be cancelled pursuant to the Scheme in consideration for the payment of the A Share Consideration.

Citi, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for the Independent Committee and no-one else in connection with the Scheme and will not be responsible to anyone other than the Independent Committee for providing the protections afforded to its clients nor for providing advice in relation to the Scheme or any matter or arrangement referred to in this Announcement.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for the Bidcos and Permira and no-one else in connection with the Scheme and will not be responsible to anyone other than the Bidcos and Permira for providing the protections afforded to its clients nor for providing advice in relation to the Scheme or any matter or arrangement referred to in this Announcement.

J.P. Morgan Plc, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for News Corporation and no-one else in connection with the Scheme and will not be responsible to anyone other than News Corporation for providing the protections afforded to its client nor for providing advice in relation to the Scheme or any matter or arrangement referred to in this Announcement.

Morgan Stanley & Co. Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for the NDS and no-one else in connection with the Scheme and will not be responsible to anyone other than the NDS for providing the protections afforded to its clients nor for providing advice in relation to the Scheme or any matter or arrangement referred to in this Announcement.

Forward Looking Statements

The statements contained herein are made as at the date of this Announcement, unless some other time is specified in relation to them, and the issue of this Announcement shall not give rise to any implication that there has been no change in the facts set forth herein since that date. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of the NDS Group except where otherwise stated. No person has been authorised to make any representations on behalf of NDS, News Corporation the Bidcos or Permira concerning the Scheme which are inconsistent with the statements contained herein, and any such representations, if made, may not be relied upon as having been so authorised.

Certain statements made in this Announcement that are not based on current or historical facts are forward-looking in nature including, without limitation, statements preceded, followed by or containing the words "believes," "anticipates," "plans," "projects," "intends," "expects," "estimates," "predicts," and words of similar import or the negative thereof. All statements other than statements of historical facts including, without limitation, those regarding the NDS Group’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives) or the Scheme and the consummation thereof are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the NDS Group to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. In particular, forecasting of reserves for future losses is based on historical experience and future assumptions. As a result any such forecasts are inherently subjective and may fluctuate based on actual future experience and changes to current or future trends in the legal, social or economic environment. Such forward-looking statements are based on numerous assumptions regarding the NDS Group’s present and future business strategies and the environment in which the NDS Group will operate in the future. These forward-looking statements speak only as at the date of this Announcement. Each of NDS, News Corporation, the Bidcos and Permira expressly disclaims any obligations or undertaking (other than reporting obligations imposed on NDS in relation to its listing on Nasdaq or under applicable law) to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any changes in the NDS Group's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Appendix I contains the conditions to the implementation of the Scheme; Appendix III contains the sources and bases of certain financial information; and Appendix IV contains the definitions of certain terms used in this summary and the following Announcement.

Additional Information and Where To Find It

This document is for informational purposes only and is not an offer or solicitation of a proxy relating to the proposed transaction or Scheme. In connection with the proposed transaction, NDS, the Bidcos and News Corporation will be required to file relevant materials with the SEC, including a transaction statement on Schedule 13E-3, and in the case of NDS, a proxy statement on Schedule 14A. INVESTORS AND SECURITY HOLDERS OF NDS ARE URGED TO READ THESE MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NDS, THE BIDCOS AND NEWS CORPORATION AND THE PROPOSED TRANSACTION. The proxy statement on Schedule 14A, the transaction statement on Schedule 13E-3 and other relevant materials (if and when they become available), and any other documents filed by NDS, the Bidcos and/or News Corporation with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by directing a written request to: NDS, 1 Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex UB7 0DQ, Attention: Investor Relations.

Participants in the Solicitation

NDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of NDS in connection with the proposed transaction and Scheme. Information about the executive officers and directors of NDS and their ownership of NDS ordinary shares is set forth in the proxy statement for NDS's 2007 annual general meeting of shareholders, which was filed with the SEC on September 7, 2007. Investors and security holders may obtain additional information regarding the direct and indirect interests of NDS and its executive officers and directors in the proposed transaction and the Scheme by reading the proxy statement regarding the proposed transaction and the Scheme when it becomes available.

APPENDIX I: CONDITIONS

The Scheme will be conditional upon the following having occurred prior to the Long Stop Date:

1.
the approval of the Scheme by a majority in number of the Scheme Shareholders entitled to vote and present and voting, either in person or by proxy, at the Court Meeting or at any adjournment of such meeting and the votes cast at such meeting in favour of the Scheme representing three-fourths or more of the total votes cast at such meeting;

2.
all resolutions necessary to approve and implement the Scheme as set out in the notice of the Extraordinary General Meeting in the Circular being duly passed by the requisite majority at the Extraordinary General Meeting or at any adjournment of that meeting and not subsequently being revoked;

3.	the sanction (without modification or with modification as agreed by the Bidcos, News Corporation and NDS) of the Scheme and the confirmation of the capital reductions involved therein by the Court;

4.	the NDS Finance Capital Reduction having become effective in accordance with its terms prior to the date of the First Court Hearing;

5.	the delivery of an office copy of the First Court Order relating to the Scheme and the attached minute of the capital reduction involved therein to the Registrar; and

6.	the delivery of an office copy of the Second Court Order and the attached minute of the capital reductions involved therein to the Registrar.

In addition, the Bidcos, News Corporation and NDS have agreed that the Scheme will also be conditional upon the following Conditions, and, accordingly, the necessary actions to make the Scheme effective including the delivery of an office copy of the Second Court Order to the Registrar, will not be taken unless such Conditions (as amended if appropriate) have been satisfied (and continue to be satisfied pending the commencement of the Second Court Hearing) or waived:

7.
the European Commission having issued a decision under Article 6(1)(b) or 8(1) or 8(2) of Council Merger Regulation (EC) 139/2004 (or having been deemed to have done so under Article 10(6) of Council Regulation (EC) 139/2004) declaring the Acquisition or any matter arising from or relating to the Acquisition or the Bidco Group’s involvement in the Acquisition compatible with the EC Common Market;

8.
an unconditional approval of the Acquisition, or an approval with conditions or obligations as are deemed satisfactory to the Bidcos and News Corporation pursuant to the Implementation Agreement, has been given by the relevant controller pursuant to the Israeli Restrictive Business Practices Law 5748 - 1988, and such approval is in full force and effect;

9.
since 30 June 2008 and except as publicly announced by NDS prior to the date of this Announcement or as otherwise disclosed prior to the date of this Announcement to the Bidcos and News Corporation or their advisers by or on behalf of NDS there having been no adverse change or deterioration in the business, assets, financial or trading position or profits or operational performance of any member of the NDS Group to an extent which is material in the context of the Wider NDS Group taken as a whole;

10.
the Internal Revenue Service's having issued a letter ruling to News Corporation substantially to the effect that the receipt of cash by News Corporation pursuant to the Scheme is not essentially equivalent to a dividend under Section 302(b)(1) of the Internal Revenue Code of 1986, as amended;

11.
in the reasonable good faith judgment of News Corporation, there is not a reasonable likelihood that NDS would be a “controlled foreign corporation” within the meaning of Section 957 of the United States Internal Revenue Code of 1986, as amended, immediately following the Scheme becoming Effective, and News Corporation having received, immediately prior to the Second Court Hearing, a certificate dated as of such date of delivery (collectively the “CFC Certificates”) from each of the Bidcos pursuant to the Bidcos’ obligations in accordance with the Implementation Agreement confirming that none of Bidco 1, Bidco 2, any shareholder of either of the Bidcos, or any person who, to the best knowledge of Bidco 1 and Bidco 2, would be considered as indirectly or constructively owning under section 958 of the United States Internal Revenue Code of 1986, as amended, any equity interests in NDS owned by a Bidco will be a "U.S. shareholder" of NDS as defined in Section 951(b) of the United States Internal Revenue Code of 1986, as amended, immediately following the Scheme becoming Effective;

12.
no Third Party having intervened in any way or announced, instituted, implemented or threatened any action, proceeding, investigation, enquiry, or enacted, made or proposed any statute, regulation, decision or order which might reasonably be expected to (in any case to an extent which is material in the context of the Wider NDS Group taken as a whole) make the Scheme or its implementation void, unenforceable and/or illegal in any jurisdiction or otherwise directly or indirectly restrain, restrict, prohibit, prevent, delay or otherwise interfere therewith or with the implementation thereof, or impose additional conditions or obligations with respect thereto, or require amendment to the terms of the Scheme or the proposed acquisition of any shares or securities in NDS, or the acquisition of control of NDS by the Bidcos; and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, investigation, enquiry, suit or reference or any other step under the laws of any relevant jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control of, NDS or any other member of the Wider NDS Group by the Bidcos having expired, lapsed or terminated;

13.	(a)
NDS having received the NDS Finance Dividend and dividends paid to NDS by other members of the NDS Group pursuant to the Implementation Agreement (and documents referred to therein), and NDS thereby having available to it by no later than the commencement of the Second Court Hearing, including, without limitation, as a result of the receipt by NDS of the NDS Finance Dividend and of such dividends paid to NDS by other members of the NDS Group sufficient distributable profits (as defined in section 181 of the Companies Act 1985) to enable it to lawfully declare and pay, in accordance with the requirements of the Scheme:

(i)	the A Share Distribution; and

(ii)	the News Distribution, including the issue of the News Loan Note; and

(b)
at all times from the granting by the Court of the First Court Order to the commencement of the Second Court Hearing, the members of the NDS Group having not less than $724.9 million in cash in aggregate (excluding any cash which is not freely remittable to NDS by way of loan or otherwise) and, for the avoidance of doubt, excluding any amounts drawn down or available under the Credit Facilities, any cash proceeds arising from the exercise of awards and options under the NDS Share Schemes and any cash received in relation to any subscription of shares in the capital of NDS pursuant to the Management Investment Agreement;

14.	the Implementation Agreement not having been terminated by the parties in accordance with its terms.

For the purposes of these Conditions:

(a)	“publicly announced” means disclosed in (i) NDS’s annual report on 10-K filed with the SEC on 8 August 2008; or (ii) otherwise publicly announced on or before the date of this announcement by NDS;

(b)
“Third Party” means any government, governmental or quasi governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, body corporate, or any other body, entity or person whatsoever in any jurisdiction; and

(c)
“the Wider NDS Group” means NDS and its subsidiary undertakings, associated undertakings and any other undertakings in which NDS and such undertakings (aggregating their interests) have a substantial interest, the “NDS Group” means NDS and its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company. For these purposes, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the Companies Act 1985 (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act 1985) and “substantial interest” means a direct or indirect interest in 20 per cent or more of the voting or equity capital or the equivalent of an undertaking.

The Bidcos and News Corporation, each in its absolute discretion, reserve the right to jointly waive all or any of Conditions 7, 8, 9 and 12 in whole or in part. The Bidcos and News Corporation, each in its absolute discretion, reserve the right to jointly waive Condition 13 in whole or in part, subject only to the consent of NDS, such consent not to be unreasonably withheld, rendered subject to conditions, or delayed. News Corporation reserves the right to waive Conditions 10 and 11, in whole or in part, in its absolute discretion, and Conditions 10 and 11 are for the benefit of News Corporation only and may only be waived by News Corporation. For the avoidance of doubt, Conditions 1 to 6 (inclusive) cannot be waived by any party.

The Acquisition will lapse and the Scheme will not proceed unless all the above Conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by the Bidcos and News Corporation to have been satisfied or to remain satisfied prior to the commencement of the Second Court Hearing. Neither the Bidcos nor News Corporation shall be under any obligation to waive or treat as fulfilled any of Conditions 7 to 13 (inclusive, and as relevant) above by a date earlier than the Long Stop Date notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfillment.

However, neither of the Bidcos nor News Corporation (where relevant) shall invoke any of the Conditions (other than the Fundamental Conditions) so as to cause the Scheme not to proceed or to lapse or be withdrawn without the agreement of News Corporation, the Bidcos and NDS or where in analogous circumstances it would not be permitted to do so by the City Code as implemented by the Panel, insofar as it is applied pursuant to the Implementation Agreement, in particular, but without limitation, by reference to the Panel’s application of Rule 13.4 of the City Code and statements and rulings of the Panel in respect of that Rule.

The Scheme will not proceed if the European Commission initiates proceedings under Article 6(1)(c) of Council Regulation (EC) 139/2004 or the Acquisition is referred to the Competition Commission before the date of the Court Meeting.

The Acquisition and the Scheme are governed by English law and are subject to the jurisdiction of the English courts, to the Conditions set out above and the further terms set out in this Announcement and to be set out in the Circular and the Proxy Statement.

APPENDIX II: DETAILS OF IRREVOCABLE UNDERTAKINGS OF THE
MEMBERS OF THE INDEPENDENT COMMITTEE

•
The irrevocable undertakings have been given in respect of all ADSs and corresponding shares held by each of the members of the Independent Committee (the "Members" and each a "Member") (including those held as a beneficial owner).

•	The irrevocable undertakings have been given to each of the Bidcos, NDS and News Corporation.

•
Each Member irrevocably undertakes to vote in favour of the Scheme at the Court Meeting and to vote in favour of the resolutions to be proposed at the Extraordinary General Meeting (or in the case of the ADSs to direct the Depositary to exercise the corresponding voting rights accordingly). Each Member also undertakes not to exercise any voting rights at either meeting other than in accordance with the undertakings.

•	The undertakings continue to be binding in the event that the Scheme is modified or amended pursuant to the requirements of, or with the approval of, the Court.

•	The Members also undertake to accept or procure the acceptance of any proposals which the Bidcos and News Corporation may make in respect of the outstanding Options.

•	The undertakings lapse if the Scheme lapses, or if the Independent Committee withdraws its recommendation.

APPENDIX III: SOURCES AND BASES
OF FINANCIAL INFORMATION

In this Announcement:

•	The price quoted for ADSs is the closing price on the relevant day extracted from Nasdaq via Factset.

•	Unless otherwise stated, the financial information relating to NDS is extracted from NDS’s annual report on form 10-K filed with the SEC on 8 August 2008.

APPENDIX IV: DEFINITIONS

“Acquisition”	the proposed acquisition by the Bidcos of the New NDS Shares in consideration for the payment of the Acquisition Consideration to the A Shareholders pursuant to the terms of the Scheme
“Acquisition Consideration”
the portion of the A Share Consideration, being the sum of approximately $917.8 million in aggregate, assuming that all A Shares to be issued pursuant to the NDS Share Schemes have been issued, to be paid by the Bidcos (with approximately 19.44 per cent paid by Bidco 1 and approximately 80.56 per cent paid by Bidco 2), being an amount of $47.42 per A Share

“Act”	the Companies Act 2006
“ADS”	an American Depositary Share representing one A Share
“ADS Holders”	holders of ADSs
“Announcement”	this Announcement, including its Appendices
“A Shares”	the series A ordinary shares of $0.01 each in the capital of NDS
“A Shareholders”	holders of A Shares
“A Share Consideration”	the aggregate of the Acquisition Consideration and the A Share Distribution, being $63.00 per A Share
“A Share Distribution”
the distribution to be declared and paid by NDS to the Scheme Shareholders pursuant to the Scheme, being the sum of approximately $301.5 million in aggregate, assuming that all A Shares to be issued pursuant to the NDS Share Schemes have been issued, being an amount of $15.58 per Scheme Share

“A Share Reduction”
the proposed reduction and cancellation of the Scheme Shares in accordance with the Scheme and to be implemented in accordance with Sections 135 to 138 of the 1985 Act, the principal terms of which are set out in this Announcement

“Bidco 1”
Nuclobel Lux 1 S.àr.l., a limited liability company incorporated in Luxembourg, registered with the Luxembourg Register of Trade and Companies with company number B139764 and whose registered office is at 282, route de Longwy L-1940 Luxembourg, and which was formed by funds advised by Permira for the purposes of the Acquisition and the Scheme and which is ultimately owned and controlled by funds advised by Permira

“Bidco 2”
Nuclobel Lux 2 S.àr.l., a limited liability company incorporated in Luxembourg, registered with the Luxembourg Register of Trade and Companies with company number B139747 and whose registered office is at 282, route de Longwy L-1940 Luxembourg, and which was formed by funds advised by Permira for the purposes of the Acquisition and the Scheme and which is ultimately owned and controlled by funds advised by Permira

“Bidcos”	Bidco 1 and Bidco 2, and "Bidco" means either one of them
“Board”	in respect of NDS, the board of directors of NDS
“B Shares”	the 42,000,001 issued series B ordinary shares of $0.01 each in the capital of NDS, all of which are held by NDS Holdco as at the date of this Announcement
“B Share Reduction”
the proposed reduction and cancellation of a certain number of B Shares in accordance with the Scheme and to be implemented in accordance with Sections 135 to 138 of the 1985 Act, the principal terms of which are set out in this Announcement

“Business Day”	a day (other than Saturday, Sunday or a public holiday), on which banks in the City of London, New York City and Luxembourg are open for business generally
“Capital Reductions”	the A Share Reduction and the B Share Reduction
“Circular”
the circular to be issued by NDS to NDS Shareholders containing an explanatory statement of the Scheme including, inter alia, the A Share Reduction, the B Share Reduction, the allotment of the New NDS Shares to the Bidcos and the payment of the A Share Consideration and the News Distribution

“Citi”	Citigroup Global Markets Limited
“City Code”	the City Code on Takeovers and Mergers
“Competing Proposal”
any proposal or offer by any third party (other than a proposal or offer by or on behalf of the Bidcos or any affiliate thereof) for 30 per cent or more of the A Shares and/or for 30 per cent or more of the B Shares whether by offer, merger, scheme of arrangement or other means and any partnership, joint venture or other business combination involving a change of control of NDS, or contribution, disposal or purchase of 50 per cent or more of the assets, businesses, revenues or undertaking of NDS or of the NDS Group or other similar transaction that is inconsistent with the implementation of the Scheme

“Conditions”	the conditions to the implementation of the Scheme as set out in Appendix I to this Announcement
“Court”	the High Court of Justice in England and Wales

“Court Meeting”
the meeting or meetings of Scheme Shareholders as may be convened pursuant to an order of the Court under Part 26 of the Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment) including any adjournment or postponement of any such meeting, notice of which shall be contained in the Circular

“Credit Facilities”	the senior facilities and the mezzanine facility made available to NDS Finance under the terms and subject to the conditions of the Credit Facility Documents
“Credit Facility Documents”	means the Senior Facilities Agreement and the Mezzanine Facility Agreement
“Deferred Shares”	the 42,000,002 deferred shares of £1.00 per share in the capital of NDS, all of which are held by NDS Holdco as at the date of this Announcement
“Deposit Agreement”	the deposit agreement between NDS, the Depositary and the owners and beneficial owners of American Depositary Receipts (as therein defined)
“Depositary”	The Bank of New York Mellon
“Effective”
the Scheme having become fully effective in accordance with its terms, upon the Second Court Order being registered by the Registrar (the First Court Order having previously been registered by the Registrar)

“Effective Date”	the date upon which the Scheme becomes Effective
“Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder
“Expanded Management Team”	employees of NDS who will be determined by the chief executive officer of NDS, subject to the prior approval of the Bidcos and News Corporation

“Extraordinary General Meeting”	the extraordinary general meeting (or any adjournment thereof) of NDS convened in connection with the Scheme, notice of which will be contained in the Circular
“First Court Hearing”
the hearing by the Court to sanction those elements of the Scheme relating to the re-registration of NDS as a private company in accordance with section 139(3) of the 1985 Act, certain amendments to NDS’s articles of association and the cancellation of the Deferred Shares

“First Court Order”
the order of the Court under Section 899 of the Act sanctioning those elements of the Scheme relating to the re-registration of NDS as a private company in accordance with section 139(3) of the 1985 Act, certain amendments to NDS’s articles of association and the cancellation of the Deferred Shares

“Fundamental Conditions”	Conditions 1-8, 10, 11 and 13
“Group Blocked Account”	has the meaning given to it in paragraph 12 of this Announcement
“Implementation Agreement”
the agreement dated on or about the date of this Announcement and entered into by News Corporation, NDS, NDS Holdco, the Bidcos and NDS Finance with respect to the implementation of the Scheme and the NDS Finance Capital Reduction

“Independent Committee”	the committee of independent directors of NDS established for the purposes of considering the Proposals, comprising Nathan Gantcher, Peter Powers and Roger Einiger
“Initial Announcement”	the announcement made by News Corporation and the Bidcos on 27 June 2008 that a series of proposed transactions had been presented to the Independent Committee
“Intra-Group Loans”	the loans between entities of the NDS Group, as described in paragraph 12 of this Announcement

“Lender Blocked Account”	has the meaning given to it in paragraph 12 of this Announcement
“Long Stop Date”	25 February 2009 (or such later date as News Corporation, NDS Holdco, the Bidcos, NDS and the Court may agree)
“Management”	the Senior Management and the Expanded Management Team
“Management Investment Agreement”
the investment agreement in the form agreed between the parties to the Implementation Agreement to be entered into by Senior Management in respect of the Senior Management's subscription for new "hurdle shares" and Manager B Shares

“Manager B Shares”	has the meaning given to it in paragraph 16 of this Announcement
“Mezzanine Facility Agreement”
the mezzanine facility agreement dated on or about the date of the Implementation Agreement between, amongst others, NDS Finance as borrower and original guarantor, NDS and certain of its subsidiaries as guarantors, the mezzanine arrangers, the mezzanine facility agent, the security trustee and certain financial institutions as lenders

“Nasdaq”	the Nasdaq Stock Market
“NDS”	NDS Group Plc, a company incorporated in England and Wales with registered number 01950497, and whose registered office is at 1 Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex UB7 0DQ
“NDS Finance”
NDS Finance Limited, a private limited company incorporated in England and Wales, registered with company number 6617193 and whose registered office is at 1 Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex UB7 0DQ, and which is a wholly owned subsidiary of NDS

“NDS Finance Capital Reduction”	the proposed capital reduction in relation to NDS Finance Shares to be implemented in accordance with Sections 135 to 138 of the 1985 Act, the principal terms of which are set out in this Announcement
“NDS Finance Dividend”
the interim dividend of approximately $1,347 million intended to be declared and paid by NDS Finance to NDS following the grant of the First Court Order and to be funded by borrowings by NDS Finance under the Credit Facilities and loans from members of the NDS Group to NDS Finance

“NDS Finance Insertion”
means the direct or indirect acquisition by NDS Finance of the entire issued share capital of each member of the NDS Group other than NDS in consideration for the issue of fully paid NDS Finance Shares to NDS, which has been substantially completed prior to the date of this Announcement

“NDS Finance Reduction Order”	the order of the Court sanctioning the NDS Finance Capital Reduction under Section 137 of the 1985 Act
“NDS Finance Shares”	ordinary shares of $1.00 each in the capital of NDS Finance
“NDS Group”	NDS and its subsidiary undertakings
“NDS Holdco”	NDS Holdco Inc, a company incorporated in Delaware, and an indirect wholly owned subsidiary of News Corporation
“NDS Shares”	all the issued share capital of NDS, being the A Shares, B Shares and Deferred Shares
“NDS Share Schemes”	the NDS 1997 Executive Share Option Scheme, the NDS 1999 Executive Share Option Scheme, the NDS UK Approved Share Option Scheme, and the NDS 2006 Long-Term Incentive Plan
“NDS Shareholders”	the holders of each of the ADSs, A Shares, Deferred Shares and B Shares

“New NDS Shares”	the new series B ordinary shares of $0.01 each in the capital of NDS to be issued credited as fully paid up to the Bidcos pursuant to the Scheme
“News Corporation”	News Corporation, a company incorporated in Delaware
“News Distribution”
the distribution to be declared and paid by NDS pursuant to the Scheme, comprising an aggregate cash payment, by way of a cash distribution and a return of capital, of the sum of approximately $1,522.2 (subject to adjustment arising as a result of investment in shares in the capital of NDS pursuant to the Management Investment Agreement) million to News Corporation (as designee of NDS Holdco) and the issue to NDS Holdco by NDS of the News Loan Note

“News Loan Note”	the loan note in the principal amount of $242 million to be issued by NDS to NDS Holdco as part of the News Distribution
“Panel”	the Panel on Takeovers and Mergers
“Permira”	Permira Advisers LLP
“Proposals”	the Acquisition, the A Share Reduction and the B Share Reduction, each of which is to be implemented by means of the Scheme
“Proxy Statement”	the proxy statement on schedule 14A relating to the Proposals to be filed by NDS with the SEC
“Registrar”	the registrar of companies in England and Wales
“Scheme”
the scheme of arrangement under Part 26 of the Act proposed to be entered into between NDS and the Scheme Shareholders to be described in the Circular, the principal terms of which are set out in this Announcement

“Scheme Shares”
the A Shares in issue on the date of the Circular together with any further A Shares (if any):

(a)   issued after the date of the Circular and prior to the Voting Record Time; and

(b)   issued on or after the Voting Record Time and prior to the Scheme Record Time either on terms that the original or any subsequent holder thereof shall be bound by the Scheme or, in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme

"Scheme Record Time"	6.00p.m. on the Business Day immediately preceding the day upon which the Scheme becomes Effective
“Scheme Shareholders”	the holders of Scheme Shares
“SEC”	the United States Securities and Exchange Commission
“Second Court Hearing”
the hearing by the Court of the petition to sanction those elements of the Scheme not already sanctioned by the Court pursuant to the First Court Order, including sanctioning each of the Capital Reductions under section 137 of the 1985 Act

“Second Court Order”
the order of the Court under Section 899 of the Act sanctioning those elements of the Scheme not already sanctioned by the Court pursuant to the First Court Order, including sanctioning each of the Capital Reductions under Section 137 of the 1985 Act

“Securities Act”	the United States Securities Act of 1933, as amended

“Senior Facilities Agreement”
the senior facilities agreement dated on or about the date of the Implementation Agreement between, amongst others, NDS Finance as original borrower and original guarantor, NDS and certain of its subsidiaries as guarantors, the senior arrangers, the senior facility agent, the security trustee and certain financial institutions as lenders

“Senior Management”	means Abe Peled and certain other senior members of the management team of NDS
“Stockholders Agreement”
the Stockholders Agreement in the agreed form (which, for the purposes of this definition, means in the terms agreed between News Corporation, NDS Holdco and the Bidcos) to be entered into on the Effective Date by the Bidcos, News Corporation, NDS Holdco, the Senior Management and, subject to approval by the board of NDS upon the Scheme becoming Effective, NDS

“US”	the United States of America
"Voting Record Time"	6.00 p.m. (London time) on the day prior to the day immediately preceding the Court Meeting or the Extraordinary General Meeting or, in each case, any adjournment thereof
“1985 Act”	the Companies Act 1985, as amended
“$”	United States dollars